EXHIBIT 99.1

LHC Group Announces Home Health Joint Venture With Baptist Hospital in Pensacola, Florida

LAFAYETTE, La., Feb. 3, 2011 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has entered into a home health joint venture with Baptist Hospital in Pensacola, Florida, a member of Baptist Health Care System, to provide home health services in Northwest Florida. The primary service area of this joint venture spans three counties in Florida with an estimated population of approximately 632,000, of which almost 14% are over the age of 65.

Baptist Health Care is a community-owned, not-for-profit health care organization committed to improving the quality of life for people and communities in Northwest Florida and South Alabama. Nationally recognized for performance excellence and quality achievement, Baptist has received the prestigious Malcolm Baldrige National Quality Award in 2003 and has consistently ranked top in the nation for patient satisfaction.

Baptist Health Care includes four hospitals, two medical parks, Baptist Manor, Baptist Home Health Care and Durable Medical Equipment, Baptist Leadership Group, Andrews Institute for Orthopaedic and Sports Medicine, Lakeview Center and Baptist Medical Group. With more than 5,000 employees, Baptist Health Care is the largest non-governmental employer in Northwest Florida.

Mark Faulkner, Executive Vice President of Baptist Health Care and President of Baptist Hospital Inc., stated, "We are pleased to partner with LHC Group as our home health partner, as they share our vision of placing patient care and employee satisfaction at the forefront of every decision. In addition to having a successful track record in working with hospital partners, LHC Group's commitment to quality and safety are evidenced through their achievement of having all of their agencies Joint Commission accredited. We believe this new partnership will expand the quality and scope of services available to the patients and communities we serve."

Keith G. Myers, Chief Executive Officer of LHC Group, said, "Baptist Health Care is a nationally recognized health system that is committed to quality and to improving the lives of the patients and communities they serve. We are proud to partner with Baptist Health Care and look forward to working with them to deliver the highest quality home health services to the residents of Northwest Florida."

About LHC Group, Inc.

LHC Group, Inc. is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

About Baptist Health Care

Baptist Health Care is a community-owned, not-for-profit health care organization committed to improving the quality of life for people and communities in Northwest Florida and South Alabama. A 2003 Malcolm Baldrige recipient, Baptist continuously strives to be a national leader in quality and service. Baptist Health Care includes four hospitals, two medical parks, Baptist Manor, Baptist Leadership Group, Andrews Institute for Orthopaedic & Sports Medicine, Lakeview Center and Baptist Medical Group. With more than 5,000 employees and employed physicians, Baptist Health Care is the largest non-governmental employer in Northwest Florida. For more information, please visit www.eBaptistHealthCare.org.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Vice President of Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com